Advance Nanotech Reports Second Quarter 2008 Financial Results

Reported revenue in line with expectations, representing a 22% increase over first quarter 2008

NEW YORK, NY- Advance Nanotech, Inc. (OTCBB: AVNA) reported financial results for its second quarter ended June 30, 2008. The Company experienced continued growth in revenues from sales of Owlstone products, along with further integration of Advance Nanotech and its Owlstone subsidiary. Second quarter highlights:

•
Revenues increased to $1.49 million for the six-month period ended June 30, 2008 from $269,000 for the same period in the previous year. Second quarter revenue of $818,000 was in line with Company expectations.

•	Continued integration between the Company and Owlstone resulted in improved efficiencies and cost savings that are expected to provide ongoing benefits.

•	Owlstone was requested to accelerate its U.S. Defense Threat Reduction Agency contract delivery.

•	Owlstone was selected as one of four finalists in the 2008 Royal Academy of Engineering MacRobert Awards Competition.

•	Additional orders received from SELEX Galileo for $629,000.

•	Company receives initial order from IEE.

Commenting on the second quarter results, Bret Bader, Advanced Nanotech’s incoming CEO, said, “During the quarter, Advance Nanotech continued the shift of its business model from managing the development of a portfolio of early-stage nanotechnologies to focusing only on the development of the Owlstone chemical detection system. We achieved our quarter and first half revenue growth targets and have begun to benefit from cost cutting measures that we implemented. In addition, contracts we have secured during the second quarter and contracts we expect to be awarded in the third quarter should provide for our continued growth.” Mr. Bader continued, “We anticipate consummating the exchange agreement between Advance Nanotech and Owlstone shortly. Integration of the two companies will enable the Company’s management team to focus entirely on building a solid revenue stream on existing products, develop more commercial applications using our ground breaking technology and streamline operations and control costs more effectively.”

The Company reported revenues for the second quarter of 2008 of approximately $818,000, versus revenues in the second quarter of 2007 of $129,000 and revenues in the first quarter 2008 of $671,000. This increase was the result of Owlstone shipping its Lonestar and Owlstone Vapor Generator products, along with high margin contracted engineering services provided to customers, and government grant revenue. For the three months ended June 30, 2008, Advance Nanotech’s gross profit on revenue totaled $659,000 or 81 percent of total revenue.

The Company reported a net loss of $2.36 million or $0.06 per basic share for the three months period ended June 30, 2008, compared to a net loss of $2.36 million or $0.07 per basic share for the comparable period in 2007. This also compares to a net loss of $1.09 million or $0.03 per basic share for the first quarter of 2008, which included a non-cash gain of approximately $962,000 for revaluation of investors’ warrants that were issued in December 2007 and February 2008. In contrast, the second quarter of 2008 included a non-cash loss of approximately $850,000 relating to a revaluation of those same warrants. The change in fair market value of the warrant liability is driven by the increase or decrease in the Company’s share price at the end of the quarter. Second quarter 2008 loss from operations totaled $1.95 million compared to $2.80 million in the comparable period of 2007 and $2.52 million recorded during the first quarter 2008.

Operating expenses during the second quarter of 2008 totaled $2.61 million, a decrease of approximately $298,000 over the second quarter 2007, which was attributed to a $168,000 decrease in research and development expenses from the cancellation of projects involving former non-Owlstone subsidiaries, and a $130,000 decrease in general and administrative expenses due to consolidation of the two entities. Second quarter 2008 operating expenses decreased by approximately $175,000 when compared to the first quarter of 2008, due to further reductions in general and administrative expenses. The Company anticipates further cost savings over the next several quarters as it anticipates consummating the Owlstone exchange agreement and eliminates other redundant operational costs. Additional cost reductions may be achieved as the Company refocuses it efforts exclusively on its Owlstone business, and continues to divest itself of other subsidiaries and their respective technologies.

Interest expense incurred during the second quarter of 2008 increased by approximately $161,000 over the second quarter of 2007 to approximately $190,000.  The increase in interest expense was due to the issuance of $6.7 million of 8% senior secured convertible notes in December 2007 and February 2008.

For the six months ended June 30, 2008, Advance Nanotech revenues increased to $1.5 million, representing over a five-fold increase compared to revenues of $269,000 recorded during the comparable period in 2007. The net loss for the current six month period was $3.4 million or $0.09 per basic share, compared to a net loss of $4.8 million or $0.14 per basic share for the comparable period in 2007.

As of December 31, 2007, the Company had net operating tax loss carry forwards in excess of $8.3 million that may be used to offset future taxable income through 2027.

For additional information, please refer to the Advance Nanotech, Inc. Quarterly Report on Form 10-Q for the period ended June 30, 2008, filed with the Securities and Exchange Commission.

About Advance Nanotech

Advance Nanotech is in the process of restructuring its business and becoming an operating company focused on chemical and biological next generation detection technologies. Its proprietary technologies, developed at Cambridge University, are uniquely silicon-based, thereby offering miniaturization and network capability with wireless opportunities. The advantages of this protocol permits for real-time precision analytics leading to potential prevention of ensuing issues, concerns and dangers. For more information about Advance Nanotech, please visit www.advancenanotech.com.

About Owlstone Nanotech, Inc.

Owlstone Nanotech, Inc. (“Owlstone”) is a majority owned subsidiary of Advance Nanotech and is a pioneer in the commercialization of nanotechnology-based chemical detection products. The Owlstone Detector is a revolutionary dime-sized sensor that can be programmed to detect a wide range of chemical agents that may be present in extremely small quantities. Using leading-edge micro- and nano-fabrication techniques, Owlstone has created a complete chemical detection system that is significantly smaller and can be produced more cost effectively than products using existing technology. There are numerous applications — across industries from security and defense to industrial process, air quality control and healthcare — that depend on the rapid, accurate detection and measurement of chemical compounds. Owlstone works with market leaders within these industries to integrate the detector into next generation chemical sensing products and solutions. Owlstone's technology offers a unique combination of benefits, including small size, low manufacturing costs, minimal power consumption, reduced false-positives, and a customizable platform.

The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, spending levels, market acceptance of product lines, the recent economic slowdown affecting technology companies, the future success of scientific studies, ability to successfully develop products, rapid technological change, changes in demand for future products, legislative, regulatory and competitive developments and other factors could cause actual results to differ materially from the Company's expectations. Advance Nanotech’s Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports and other SEC filings discuss some of the important risk factors that may affect Advance Nanotech’s business, results of operations and financial condition. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.
(Financial Tables Follow)

ADVANCE NANOTECH, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED BALANCE SHEETS
(1)

	June 30, 2008	December 31, 2007
	(Unaudited)	(a)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$750,092	$1,867,626
Restricted cash	78,067	77,557
Prepaid expenses and other current assets	206,205	162,622
Accounts receivable	530,508	1,325,080
Inventory	210,147	74,672
VAT tax refund receivable	10,383	3,902
Deferred financing costs, current position	800,856	801,618

TOTAL CURRENT ASSETS	2,586,258	4,313,077

Property plant and equipment, net	271,346	242,005
Patents	712,501	636,381
Deferred financing costs, net of current portion	400,429	801,620

TOTAL ASSETS	$3,970,534	$5,993,083

LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES
Accounts payable	$932,113	$1,291,882
Accrued expenses	1,344,654	1,369,538
Deferred equity compensation	457,741	345,268
Deferred revenue	-	38,279
Capital lease obligation, current portion	13,774	21,483
TOTAL CURRENT LIABILITIES	2,748,282	3,066,450

Loan payable	-	334,001
Convertible notes payable	9,005,423	6,294,105
Common stock warrants	3,196,104	2,184,266
Capital lease obligation, net of current portion	9,684	13,879
TOTAL LIABILITIES	14,959,493	11,892,701

Minority interests in subsidiaries	6,778,928	6,854,191

STOCKHOLDERS' DEFICIT
Preferred stock; $0.001 par value; 25,000,000 shares authorized; 0 shares issued and outstanding	-	-
Common stock; $0.001 par value; 200,000,000 shares authorized; 36,667,686 and 36,595,686 shares issued and outstanding at June 30, 2008 and December 31, 2007, respectively	36,668	36,596
Additional paid in capital	17,160,687	16,128,733
Warrant valuation	665,044	2,708,358
Accumulated other comprehensive loss	(1,355,072)	(801,386)
Deficit accumulated during development stage	(34,275,214)	(30,826,109)
TOTAL STOCKHOLDERS' DEFICIT	(17,767,887)	(12,753,808)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$3,970,534	$5,993,083

(a) Derived from audited financial statements.

ADVANCE NANOTECH, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Unaudited) (1)

					From Inception
	Three Months	Three Months	Six Months	Six Months	(August 17, 2004)
	Ended	Ended	Ended	Ended	To
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007	June 30, 2008
Revenue- product	$254,506	1,370	$380,585	88,343	$826,466
Revenue- service	563,214	127,238	1,108,030	180,443	1,680,544
Total net revenue	817,720	128,608	1,488,615	268,786	2,507,010

Cost of Sales	(158,224)	(15,499)	(557,946)	(95,470)	(838,885)
Gross Margin	659,496	113,109	930,669	173,316	1,672,125

Research and development	(662,668)	(830,800)	(1,212,870)	(1,997,581)	(17,351,813)
Selling, general and administrative	(1,948,203)	(2,077,799)	(4,184,625)	(3,997,493)	(34,113,868)
Total operating expenses	(2,610,871)	(2,908,599)	(5,397,495)	(5,995,074)	(51,465,681)

Loss from operations	(1,951,375)	(2,795,490)	(4,466,826)	(5,821,758)	(49,793,556)

Other income/ (expense)
Interest income	3,507	38,084	16,460	62,484	433,879
Grant income	-	-	-	113,318	198,831
Gain on sale of investment	-	-	-	-	937,836
Forgiveness of accounts payable and other income	506,497	-	593,051	-	3,213,669
Interest and other expense	(190,240)	(28,998)	(355,889)	(48,735)	(597,063)
Fair value of warrants gain / (loss)	(850,486)	-	111,030	-	8,850,173
Accrued late registration cost	(66,392)	-	(66,392)	-	(2,391,585)

Net loss before minority interest	(2,548,490)	(2,786,404)	(4,168,566)	(5,694,691)	(39,147,817)

Minority interest in net loss of subsidiary	185,027	426,934	719,461	902,853	4,872,603

Net Loss	(2,363,463)	(2,359,470)	(3,449,105)	(4,791,838)	(34,275,214)

Foreign currency translation adjustment gain / (loss)	588,416	(145,755)	17,365	(278,197)	(784,021)

Comprehensive loss	$(1,775,047)	$(2,505,225)	$(3,431,740)	$(5,070,035)	$(35,059,235)

Net loss per share - basic and diluted*	$(0.07)	$(0.08)	$(0.11)	$(0.16)	$(1.21)

Net loss per share after minority interest - basic and diluted*	$(0.06)	$(0.07)	$(0.09)	$(0.14)	$(1.06)

Comprehensive loss per share - basic and diluted*	$(0.05)	$(0.07)	$(0.09)	$(0.14)	$(1.08)

Weighted average shares outstanding - basic and diluted*	36,667,686	35,699,701	36,658,983	35,118,307	32,351,833

(1)	Please refer to the Advance Nanotech, Inc. Quarterly Report on Form 10-Q for the period ended June 30, 2008, filed with the Securities and Exchange Commission.
*	Weighted average number of basic shares outstanding

SOURCE: Advance Nanotech, Inc.

For more information, contact:

Yvonne Zappulla
Managing Director
Grannus Financial Advisors, Inc.
212-681-4108
Yvonne@grannusfinancial.com